CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Partners Income Trust of our reports dated February 20, 2026, relating to the financial statements and financial highlights of Western Asset Corporate Bond Fund, Western Asset Mortgage Total Return Fund, and Western Asset Short-Term Bond Fund, which appear in Legg Mason Partners Income Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 20, 2026